   As filed with the Securities and Exchange Commission on February 7, 2001
                                                           Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                      MEDIACOM COMMUNICATIONS CORPORATION
                                 MEDIACOM LLC
                         MEDIACOM CAPITAL CORPORATION
          (Exact names of registrants as specified in their charters)
                               -----------------

                           Delaware                                         06-1566067
                           New York                                         06-1433421
                           New York                                         06-1513997
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification Nos.)

                             100 Crystal Run Road
                          Middletown, New York 10941
                                (845) 695-2600
  (Address and telephone number of registrants' principal executive offices)
                               Rocco B. Commisso
                     Chairman and Chief Executive Officer
                      Mediacom Communications Corporation
                             100 Crystal Run Road
                          Middletown, New York 10941
                                (845) 695-2600
           (Name, address and telephone number of agent for service)
                               -----------------
                 Copies of all communications and notices to:
                              Robert L. Winikoff
                                Ira I. Roxland
                         Sonnenschein Nath & Rosenthal
                    1221 Avenue of the Americas, 24th Floor
                            New York, NY 10020-1089
                              Tel: (212) 768-6700
                              Fax: (212) 768-6800
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE


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--------------------------------------------------------------------------------

                                                                                             Proposed Maximum
                                                                                            Aggregate Offering    Amount of
                   Title of Each Class of Securities To Be Registered(1)                         Price(2)      Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value, of Mediacom Communications Corporation..............        (3)               (3)
Preferred Stock, $0.01 par value, of Mediacom Communications Corporation...................        (3)               (3)
Debt Securities of Mediacom Communications Corporation, Mediacom LLC and Mediacom Capital
 Corporation...............................................................................        (3)               (3)
Warrants to purchase Class A Common Stock, Preferred Stock or Debt Securities of Mediacom
 Communications Corporation................................................................        (3)               (3)
Subscription Rights to purchase Class A Common Stock, Preferred Stock or Debt Securities of
 Mediacom Communications Corporation.......................................................        (3)               (3)
Guarantees by Mediacom Communications Corporation with respect to the Debt Securities of
 Mediacom LLC and Mediacom Capital Corporation.............................................       (3)(4)            (3)(4)
   Total...................................................................................     $1,000,000,000         $250,000


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(1) There are also being registered hereunder an indeterminate number of shares of Class A Common Stock, shares of Preferred Stock and Debt Securities as may be issued from time to time at indeterminate prices upon conversion or exchange of any Preferred Stock or Debt Securities registered hereunder and upon exercise of any Warrants registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance Rule 457(o).
(3) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3.
(4) No separate consideration will be received for the guarantee by Mediacom Communications. Pursuant to Rule 457(n), no separate fee is payable in respect to such guarantee.
                               -----------------
   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                    Subject to Completion--February 7, 2001

Prospectus

                                                                 [LOGO] Mediacom

                      MEDIACOM COMMUNICATIONS CORPORATION

                             Class A Common Stock

                                Preferred Stock

                                Debt Securities

                                   Warrants

                              Subscription Rights

                                 MEDIACOM LLC

                         MEDIACOM CAPITAL CORPORATION

                                Debt Securities

                     Fully and Unconditionally Guaranteed

                                      By

                      Mediacom Communications Corporation

                               -----------------

   This prospectus relates to the offer and sale from time to time by Mediacom Communications of shares of its Class A common stock, shares of its preferred stock in one or more series, its debt securities, which may consist of notes, debentures or other types of debt, warrants to purchase its Class A common stock, preferred stock or debt securities and rights to purchase its Class A common stock, preferred stock or debt securities, and by Mediacom LLC and Mediacom Capital of debt securities, which may consist of notes, debentures or other types of debt, in such amounts as shall result in an aggregate initial offering price for all securities of $1.0 billion. The debt securities that may be issued by Mediacom LLC and Mediacom Capital pursuant to this prospectus will be fully and unconditionally guaranteed by Mediacom Communications.

   We will provide specific terms of the securities offered pursuant to this prospectus (the "Offered Securities") in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

   The Class A common stock of Mediacom Communications is quoted on The Nasdaq National Market under the symbol "MCCC."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                              February    , 2001

                               TABLE OF CONTENTS

                             Page                                       Page
                             ----                                       ----
   Summary..................    1 Experts..............................   11
   Use of Proceeds..........    4 Where You Can Find More Information..   11
   Description of Securities    5 Incorporation of Certain Documents by
   Plan of Distribution.....   10  Reference...........................   12
   Legal Matters............   11

                             About This Prospectus

   This prospectus is part of a registration statement (the "Registration Statement") that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the Offered Securities in one or more offerings up to a total dollar amount of $1.0 billion. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the Registration Statement for complete copies of these documents.

   References in this prospectus to "we," "us," or "our" are to Mediacom Communications and its direct and indirect subsidiaries. References to Mediacom LLC, a wholly owned subsidiary of Mediacom Communications, are to Mediacom LLC and its subsidiaries. Mediacom Capital, a wholly owned subsidiary of Mediacom LLC, has only nominal assets and does not conduct any operations.

                          Forward-Looking Statements

   This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Summary" in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements that we make in this prospectus, the prospectus supplement and the documents incorporated by reference are set forth in this prospectus, including under the headings "Risk Factors" in the prospectus supplement and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

                           Industry and Market Data

   In this prospectus and the documents incorporated by reference, we rely on and refer to information and statistics regarding the cable television industry and our market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                                    SUMMARY

   The following summary does not contain all the information that may be important to you in making a decision to purchase the Offered Securities. For a more complete understanding of us and the Offered Securities, we encourage you to read the entire prospectus, the prospectus supplement and the documents incorporated by reference.

                                   Overview

   We are the ninth largest cable television company in the United States. As of September 30, 2000, our cable systems passed approximately 1.2 million homes and served approximately 777,000 basic subscribers, after giving effect to acquisitions completed in the fourth quarter of 2000. We were founded in July 1995 by Rocco B. Commisso, our Chairman and Chief Executive Officer, to acquire and operate cable systems serving principally non-metropolitan markets of the United States.

   Since commencement of our operations in March 1996, we have experienced significant growth by deploying a disciplined strategy of acquiring underperforming cable systems primarily in markets with favorable demographic profiles. Through December 1998, we spent approximately $432.4 million to complete nine acquisitions of cable systems that served approximately 360,400 basic subscribers as of September 30, 2000. In 1999, we acquired for approximately $759.6 million the cable systems of Triax Midwest Associates, L.P. and Zylstra Communications Corporation that served approximately 363,600 basic subscribers as of September 30, 2000. In 2000, we acquired for approximately $109.2 million cable systems that served approximately 53,000 basic subscribers as of September 30, 2000.

   We have also generated strong internal growth and improved the operating and financial performance of our cable systems. These results have been achieved primarily through the introduction of an expanded array of core cable television products and services made possible by the rapid upgrade of our cable network. Assuming all our cable systems, excluding those acquired subsequent to September 30, 2000, were purchased on January 1, 1999, revenues increased by 9.3%, EBITDA increased by 15.0% and the EBITDA margin improved from 44.6% to 46.9% for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999. Applying the same assumptions, our internal subscriber growth was 1.2% for the 12 month period ended September 30, 2000. During these periods, we also experienced significant increases in operating losses and net losses.

   We believe that advancements in digital technologies, together with the explosive growth of the Internet, have positioned the cable television industry's high-speed, interactive, broadband network as the primary platform for the delivery of video, voice and data services to homes and businesses. We believe that there is considerable demand in the communities we serve for these products and services. To capitalize on these opportunities, we are rapidly upgrading our cable network to provide our customers with an expanded array of broadband products and services. These include digital cable television, two-way, high-speed Internet access, interactive video and telephony.

   Excluding those customers served by cable systems acquired in 2000, approximately 76% of our customers are currently served by cable systems which have been upgraded to higher bandwidth capacities, and approximately 50% of our customers are served by systems with two-way communications capability. Our upgrade program already has enabled us to begin introducing new broadband products and services. As of December 31, 2000, we offered digital cable services in cable systems serving approximately 400,000 basic subscribers and deployed high-speed Internet access service in cable systems passing approximately 450,000 homes.

   Mr. Commisso has over 22 years of experience with the cable television industry. Our other senior managers have an average of 20 years of experience in acquiring, financing and operating cable systems. Previously, Mr. Commisso served as Executive Vice President, Chief Financial Officer and Director of Cablevision Industries Corporation from August 1986 to March 1995.

   Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941 and our telephone number at that address is (845) 695-2600. Our website is located at www.mediacomcc.com. The information on our website is not part of this prospectus.

                              Recent Developments

   Illinet Acquisition. On October 12, 2000, we acquired from Illinet Communications of Central Illinois, LLC cable systems serving approximately 8,000 basic subscribers, located in Illinois, for a purchase price of approximately $15.6 million. The purchase price was funded with borrowings under our subsidiary credit facilities.

   Satellite Acquisition. On October 31, 2000, we acquired from Satellite Cable Services, Inc. cable systems serving approximately 12,000 basic subscribers, located in South Dakota, for a purchase price of approximately $27.5 million, including a $2.5 million deferred conditional payment to the seller. The purchase price was funded with borrowings under our subsidiary credit facilities.

   AT&T Acquisition. On December 28, 2000, we acquired from a subsidiary of AT&T Broadband, LLC cable systems serving approximately 14,000 basic subscribers, located primarily in Fairhope, Alabama, for a purchase price of approximately $34.0 million. The purchase price was funded with borrowings under our subsidiary credit facilities.

   At Home Solutions, Inc. and Related Relationships. On December 12, 2000, we entered into a binding letter of commitment with At Home Network Solutions, Inc., a partially-owned subsidiary of At Home Corporation, for a new cable affiliate relationship. Subject to the completion of a final agreement between At Home Solutions and us, this new affiliation will enable us to offer the Excite@Home high-speed broadband Internet service to our customers, who are now served by ISP Channel, Inc., a wholly-owned subsidiary of SoftNet Systems, Inc. In December 2000, SoftNet announced that it plans to cease operations of ISP Channel during the first quarter of 2001. We expect to substantially complete the transition from ISP Channel to the Excite@Home service during the first quarter of 2001. We are currently determining the non-cash impact on our consolidated financial statements of the termination of the SoftNet agreement. In addition, we own shares in SoftNet with an original basis of approximately $31.3 million. We carry this available-for-sale security at a market value of $9.8 million with a share price of $5.97, as of September 30, 2000. The difference between this fair value and our original basis is recorded as unrealized loss in accumulated comprehensive loss in our consolidated balance sheet. If we determine that this decline in fair value is other than temporary, the decrease from the original basis of the SoftNet shares will be recorded as a realized loss in other expenses in our consolidated statements of operations. See Note 8 of our consolidated financial statements on Form 10-Q for the period ended September 30, 2000, which is incorporated herein by reference, for further discussion.

   Senior Notes Offering. On January 24, 2001, Mediacom LLC and Mediacom Capital completed an offering of $500 million of 9 1/2% senior notes due 2013. Approximately $467.5 million of the net proceeds were used to repay a portion of the indebtedness outstanding and related accrued interest under our subsidiary credit facilities. The balance of the net proceeds are being used for general corporate purposes.

                               Business Strategy

   Our objective is to become the leading cable operator focused on providing entertainment, information and telecommunications services in non-metropolitan markets of the United States. The key elements of our strategy are to:

    . Improve the operating and financial performance of our acquired cable systems;

    .  Develop efficient operating clusters;

    .  Rapidly upgrade our cable network;

    .  Introduce new and enhanced products and services;

    .  Maximize customer satisfaction to build customer loyalty;

    . Acquire underperforming cable systems principally in non-metropolitan markets; and

    .  Implement a flexible financing structure.

   We are continually presented with opportunities to acquire cable systems that are evaluated on the basis of our acquisition strategy. Although we presently do not have any definitive agreements to acquire any cable systems, we regularly review and assess cable systems that various owners are considering selling. These acquisitions would be subject to the negotiation and completion of definitive documentation, which would include customary representations and warranties and would be subject to a number of closing conditions. If acquisitions that are significant in size are consummated, our total indebtedness could substantially increase. We may also undertake larger acquisitions by partnering with others. No assurance can be given that such definitive documents will be entered into or that, if entered into, the acquisitions will be consummated.

                     Update to Legislation and Regulation

   Reference is made to the section "Legislation and Regulation--Federal Regulation--Ownership Limitations" on page 22 of our Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. The constitutionality of the channel occupancy and nationwide subscriber limitations have been upheld by the U.S. Court of Appeals for the District of Columbia Circuit. A petition for certiorari is pending before the U.S. Supreme Court.

   Reference is made to the section "Legislation and Regulation--Federal Regulation--Pole Attachment Regulation" on page 23 of our Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. A decision from the 11th Circuit Court of Appeals held that a cable system which offers Internet service, but no telecommunications services, is not entitled to the pole attachment rate formula applicable to cable systems and is not entitled to the higher rate formula applicable to telecommunications providers. Therefore, no regulatory rate formula applies in this situation and a utility owning the poles is free to charge any attachment fee it deems appropriate. The U.S. Supreme Court has agreed to review this decision. If this result is sustained, pole attachment charges can be expected to increase significantly.

   Reference is made to the section "Legislation and Regulation--Federal Regulation--Content Requirements" on page 19 of our Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. The FCC has adopted rules mandating the carriage by cable systems of local television stations transmitting in a digital format. The rules do not require carriage of a television station's analog and digital signals during the transition period when many stations will broadcast in both formats, although the FCC is still exploring this issue.

   Reference is made to the section ''Legislation and Regulation--Federal Regulation--Other Regulatory Requirements of the Communications Act and the FCC'' on page 23 of our Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. The FCC has suspended the implementation and enforcement of its equal employment opportunity affirmative action and reporting rules because of doubts regarding their constitutionality.

                                USE OF PROCEEDS

   Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the Offered Securities will be added to our general funds and used for general corporate purposes, which may include, among other things, additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We continually evaluate potential acquisition candidates, but have not reached any agreements, commitments or understandings for any future acquisitions. There can be no assurance that any additional acquisitions will be identified or completed.

                           DESCRIPTION OF SECURITIES

Capital Stock of Mediacom Communications

  General

   The authorized capitalization of Mediacom Communications consists of 300,000,000 shares of Class A common stock, par value $.01 per share, 100,000,000 shares of Class B common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. As of January 31, 2001, 60,601,001 shares of Class A common stock and 29,342,990 shares of Class B common stock were outstanding. No shares of preferred stock were outstanding.

  Common Stock

   The rights of the holders of Class A and Class B common stock are substantially identical in all respects, except for voting and conversion rights. Only certain directors, officers and other members of the management group of Mediacom Communications and certain other permitted holders, including relatives and affiliates of these persons, as described in the certificate of incorporation of Mediacom Communications, may hold Class B common stock. There is no limitation on who may hold Class A common stock. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, except as otherwise required by the Delaware General Corporation Law. Under Delaware law, the holders of each class of common stock are entitled to vote as a separate class with respect to any amendment to the certificate of incorporation of Mediacom Communications that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely. The certificate of incorporation of Mediacom Communications does not provide for cumulative voting for the election of directors, with the result that stockholders owning or controlling more than 50% of the total votes cast for the election of directors can elect all of the directors.

   Subject to the dividend rights of holders of preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of liquidation, dissolution or winding up of Mediacom Communications, the holders of both classes of common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of the liabilities of Mediacom Communications and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion, redemption or sinking fund provisions or preemptive or other subscription rights, except that:

    . in the event any shares of Class B common stock are transferred to persons other than certain directors, officers and other members of the management group of Mediacom Communications, or certain other permitted holders, such shares will be converted automatically into shares of Class A common stock on a one-for-one basis; and

    . each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

  Preferred Stock

   The applicable prospectus supplement will describe the specific terms of any particular series of preferred stock for which this prospectus is being delivered.

   The certificate of incorporation of Mediacom Corporation authorizes the issuance of 100,000,000 shares of blank check preferred stock having rights senior to the common stock of Mediacom Corporation. The board of directors of Mediacom Corporation is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock may have the effect of delaying or preventing a change of control of Mediacom Communications.

   The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock.

Debt Securities of Mediacom Communications

   The applicable prospectus supplement will describe the specific terms of any particular series of debt securities for which this prospectus is being delivered.

   The debt securities of Mediacom Communications will be direct obligations of Mediacom Communications and such obligations may be secured or unsecured indebtedness. Reference is made to the prospectus supplement for the following terms and other possible terms of each class or series of debt securities:

    . the classification, specific designation, aggregate principal amount, purchase price and denomination of the debt securities;

    .  any date of maturity, which may be fixed or extendible;

    . the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

    . the dates on which any interest will be payable, the right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

    . any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

    . whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

    . the terms, if any, on which debt securities may be converted into or exchanged for Class A common stock or other securities of Mediacom Communications or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

    .  the subordination provisions, if any, relating to the debt securities;
       and

    . any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

   Mediacom Communications may issue its debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture will be in the form filed as an exhibit to a Form 8-K. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Warrants of Mediacom Communications

   Mediacom Communications may issue warrants to purchase its Class A common stock, preferred stock or debt securities. These warrants may be issued independently or together with any other security offered hereby. Mediacom Communications will issue each series of warrants under a separate warrant agreement to be entered into between Mediacom Communications and a warrant agent. The warrant agent will act solely as the agent of Mediacom Communications in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the specific terms of any warrants for which Mediacom Communications is delivering pursuant to this prospectus, including the aggregate number of such warrants, the issue price or prices of the warrants, the designation and terms of the underlying Class A common stock, preferred stock or debt securities, the exercise date and expiration date for such warrants and any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


Subscription Rights of Mediacom Communications

   Mediacom Communications may issue to its stockholders rights to purchase its Class A common stock, preferred stock or debt securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, Mediacom Communications may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any securities remaining unsubscribed for after the rights offering.

   The applicable prospectus supplement will describe the specific terms of any rights offering for which this prospectus is being delivered, including the following:

    .  the exercise price for the rights;

    .  the number of rights issued to each stockholder;

    .  the extent to which the rights are transferable;

    . any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

    . the date on which the right to exercise the rights shall commence, and the date on which the right shall expire;

    . the extent to which the right includes an over-subscription privilege with respect to unsubscribed securities; and

    . if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

Debt Securities of Mediacom LLC and Mediacom Capital

   The applicable prospectus supplement will describe the specific terms of any particular series of debt securities for which this prospectus is being delivered.

   The debt securities of Mediacom LLC and Mediacom Capital will be the direct obligations of Mediacom LLC and Mediacom Capital and such obligations may be secured or unsecured indebtedness. Such obligations will be non-convertible into the securities of Mediacom LLC and Mediacom Capital. Reference is made to the prospectus supplement for the following terms and other possible terms of each class or series of debt securities.

    . the classification, specific designation, aggregate principal amount, purchase price and denomination of the debt securities;

    .  any date of maturity, which may be fixed or extendible;

    . the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

    . the dates on on which any interest will be payable, the right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

    . any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

    . whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

    .  the subordination provisions, if any, relating to the debt securities;
       and

    . any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

   Mediacom LLC and Mediacom Capital may issue their debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture will be in the form filed as an exhibit to a Form 8-K. We will enter into each indenture with a trustee and the trustee for each indenture my be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Description of Guarantee by Mediacom Communications

   Mediacom Communications will fully and unconditionally guarantee the payment obligations of any debt securities issued by Mediacom LLC and Mediacom Capital pursuant to this prospectus. The guarantee will be executed and delivered by Mediacom Communications concurrently with the issuance by Mediacom LLC and Mediacom Capital of such debt securities. The applicable prospectus supplement will describe the specific terms of the guarantee for which this prospectus is being delivered.

Limitations on Liability

   As permitted by Delaware law, the certificate of incorporation of Mediacom Communications provides that its directors shall not be personally liable to Mediacom Communications or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to Mediacom Communications or its stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption; or

    . for any transaction from which the director derives an improper personal benefit.

   As a result of this provision, Mediacom Communications and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   The certificate of incorporation and by-laws of Mediacom Communications provide for the indemnification of its directors and officers, and, to the extent authorized by the board of directors in its sole and absolute discretion, employees and agents, to the fullest extent authorized by, and subject to the conditions set forth in Delaware law, except that we will indemnify a director or officer in connection with a proceeding or part thereof, initiated by such person, only if the proceeding or part thereof was authorized by its board of directors. The indemnification provided under the certificate of incorporation and by-laws includes the right to be paid the expenses, including attorneys' fees, in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses, including attorneys' fees, incurred by a director, officer, employee or agent in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

   Under the by-laws, Mediacom Communications has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not Mediacom Communications would have the power to indemnify the person against such liability under the provisions of Delaware law.

Delaware Anti-Takeover Law

   Mediacom Communications is subject to the provisions of Section 203 of Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    . prior to the business combination the board of directors of Mediacom Communications approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the outstanding voting stock of Mediacom Communications at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

       .  by the officers and directors of Mediacom Communications and

       . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . at or subsequent to such time the business combination is approved by the board of directors of Mediacom Communications and authorized at an annual or special meeting of the stockholders of Mediacom Communications, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Mediacom Communications which is not owned by the interested stockholder.

   A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for the securities of Mediacom Communications.

Transfer Agent and Registrar

   The transfer agent and registrar for the Class A common stock of Mediacom Communications is ChaseMellon Shareholder Services, L.L.C.

                             PLAN OF DISTRIBUTION

   We may sell any of the Offered Securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers. The prospectus supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to us from such offering; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation and any discounts or concessions allowed or reallowed or paid to dealers; and any securities exchange on which such Offered Securities may be listed.

   The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices or at negotiated prices.

   Offers to purchase Offered Securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by us to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the Offered Securities so offered and sold.

   If Offered Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. If underwriters are used in the sale of the Offered Securities in respect of which this prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are used in the sale of the Offered Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

   If a dealer is used in the sales of the Offered Securities in respect of which this prospectus is delivered, we will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

   Offers to purchase Offered Securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

   Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by us against certain liabilities, including liabilities under the Securities Act.

   Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

   If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Offered Securities from us at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to any such delayed delivery contracts accepted by us.

                                 LEGAL MATTERS

   The validity of the securities covered by this prospectus will be passed upon by Sonnenschein Neth & Rosenthal, New York, New York prior to the issuance of such securities. Robert L. Winikoff, a member of the board of directors, compensation committee and stock option committee of Mediacom Communications, is a member of Sonnenschein Neth & Rosenthal, Mr. Winikoff has options to purchase 30,000 shares of the Class A common stock of Mediacom Communications.

                                    EXPERTS

   The audited financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a Registration Statement on Form S-3 with the SEC relating to the Offered Securities. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   For further information with respect to Mediacom Communications, Mediacom LLC and Mediacom Capital and the Offered Securities, we refer you to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement is also available through the SEC's website at the following address: http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

    . the Annual Report on Form 10-K for the year ended December 31, 1999 of Mediacom Communications;

    . the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 of Mediacom Communications;

    . the Current Reports on Form 8-K dated January 16, 2001 and January 18, 2001 of Mediacom Communications;

    . the description of the Class A common stock of Mediacom Communciations contained in its registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description;

    . the Annual Report on Form 10-K for the year ended December 31, 1999 of Mediacom LLC and Mediacom Capital; and

    . the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 of Mediacom LLC and Mediacom Capital.

   Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

   You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and phone number:

      Mediacom Communications Corporation
      100 Crystal Run Road
      Middletown, New York
      (845) 695-2600

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee.................. $250,000
Legal Fees and Expenses.....   25,000
Accounting Fees and Expenses   50,000
Printing Expenses...........   50,000
Miscellaneous Expenses......   25,000
                             --------
   Total.................... $400,000
                             ========

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   The Registrant's by-laws provides for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number  Description of Exhibit
------  ----------------------

    4.1 Restated Certificate of Incorporation of Mediacom Communications(1)

    4.2 Bylaws of Mediacom Communications(1)

    4.3 Form of certificate evidencing shares of Class A common stock of Mediacom Communications(1)

    4.4 Fifth Amended and Restated Operating Agreement of Mediacom LLC(2)

    5.1 Opinion of Sonnenschein Nath & Rosenthal(3)

   23.1 Consent of Arthur Andersen LLP

   23.2 Consent of Sonnenschein Nath & Rosenthal (contained in their opinion included under Exhibit 5.1)(3)

   24.1 Power of Attorney (comprises a portion of the signature page to this Registration Statement)

--------
(1) Filed as on exhibit to the Registration Statement on Form S-1 (File No. 333-90879) of Mediacom Communications and incorporated herein by reference.
(2) File as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1999 of Mediacom LLC and incorporated herein by reference.
(3) To be filed by amendment.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

      (1) To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

      (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on February 6, 2001.

                                          MEDIACOM COMMUNICATIONS CORPORATION

                                                   /s/ ROCCO B. COMMISSO
                                          By: _________________________________
                                                     Rocco B. Commisso
                                                Chairman and Chief Executive
                                                          Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Rocco B. Commisso and Mark
E. Stephan, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


        Signature                         Title                      Date
        ---------                         -----                      ----

  /s/ ROCCO B. COMMISSO    Chairman and Chief Executive        February 6, 2001
--------------------------   Officer (Principal Executive
    Rocco B. Commisso        Officer)

   /s/ MARK E. STEPHAN     Senior Vice President, Chief        February 6, 2001
--------------------------   Financial Officer, Treasurer and
     Mark E. Stephan         Director (Principal Financial and
                             Accounting Officer)

/s/ WILLIAM S. MORRIS III  Director                            February 6, 2001
--------------------------
  William S. Morris III

  /s/ CRAIG S. MITCHELL    Director                            February 6, 2001
--------------------------
    Craig S. Mitchell

/s/ THOMAS V. REIFENHEISER Director                            February 6, 2001
--------------------------
  Thomas V. Reifenheiser

                           Director
--------------------------
   Natale S. Ricciardi

  /s/ ROBERT L. WINIKOFF   Director                            February 6, 2001
--------------------------
    Robert L. Winikoff

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on February 6, 2001.

                                          MEDIACOM LLC

                                                   /s/ ROCCO B. COMMISSO
                                          By: _________________________________
                                                    Rocco B. Commisso
                                                Manager, Chairman and Chief
                                                     Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signature                      Title                      Date
         ---------                      -----                      ----

   /s/ ROCCO B. COMMISSO Manager, Chairman and Chief         February 6, 2001
   ---------------------   Executive Officer (Principal
     Rocco B. Commisso     Executive Officer)

    /s/ MARK E. STEPHAN  Senior Vice President, Chief        February 6, 2001
   ---------------------   Financial Officer, Treasurer and
      Mark E. Stephan      Director (Principal Financial and
                           Accounting Officer)

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on February 6, 2001.

                                          MEDIACOM CAPITAL CORPORATION

                                                   /s/ ROCCO B. COMMISSO
                                          By: _________________________________
                                                    Rocco B. Commisso
                                               President, Chairman and Chief
                                                     Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signature                      Title                      Date
         ---------                      -----                      ----

   /s/ ROCCO B. COMMISSO Manager, Chairman and Chief         February 6, 2001
   ---------------------   Executive Officer (Principal
     Rocco B. Commisso     Executive Officer)

    /s/ MARK E. STEPHAN  Senior Vice President, Chief        February 6, 2001
   ---------------------   Financial Officer, Treasurer and
      Mark E. Stephan      Director (Principal Financial and
                           Accounting Officer)